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                                                                EXHIBIT 10.23(i)

               SECOND AMENDED AND RESTATED BUSINESS LOAN AGREEMENT

THIS SECOND AMENDED AND RESTATED BUSINESS LOAN AGREEMENT ("Agreement") is made and entered into as of __________, 1999, by and between UPRIGHT, INC., a California corporation ("Borrower") and UNION BANK OF CALIFORNIA, N.A. ("Bank").

                                    RECITALS

A. Borrower is currently obligated to Bank pursuant to the terms of that certain Amended and Restated Business Loan Agreement dated as of May 3, 1999 (as amended, supplemented, extended, restated, or renewed from time to time, "Loan Agreement").

B. Bank and Borrower mutually desire to amend and restate the Loan Agreement in its entirety as set forth in this Agreement.

                               SECTION 1. THE LOAN

1.1 REVOLVING LOAN/WORKING CAPITAL. Bank will loan to Borrower an amount not to exceed (a) from the Closing Date (defined below) through January 30, 2000,TWENTY FIVE MILLION AND NO/100 DOLLARS ($25,000,000.00); and (b) from January 31, 2000 through the Termination Date/Working Capital (defined below) TWENTY MILLION AND NO/100 DOLLARS ($20,000,000.00), outstanding in the aggregate at any one time for Borrower's general working capital requirements ("Revolving Loan/Working Capital"). Borrower may borrow, repay and reborrow all or part of the Revolving Loan/Working Capital in accordance with the terms of the Revolving Note/Working Capital. The Revolving Loan/Working Capital shall be evidenced by a promissory note ("Revolving Note/Working Capital") on the standard form used by Bank for commercial loans. All borrowings of the Revolving Loan/Working Capital must be made before October 15, 2000 ("Termination Date/Working Capital"), at which time all unpaid principal and interest and other amounts due under the Revolving Loan/Working Capital shall be due and payable.

1.2 REVOLVING LOAN/EQUIPMENT. Bank will loan to Borrower an amount not to exceed TEN MILLION AND NO/100 DOLLARS ($10,000,000.00), outstanding in the aggregate at any one time to finance the acquisition of Borrower's Eligible Equipment (defined below) ("Revolving Loan/Equipment "). Borrower may borrow, repay and reborrow all or part of the Revolving Loan/Equipment in amounts of not less than ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) in accordance with the terms of the Revolving Note/Equipment. The Revolving Loan/Equipment shall be evidenced by a promissory note ("Revolving Note/Equipment") on the standard form used by Bank for commercial loans. All borrowings of the Revolving Loan/Equipment must be made before June 30, 2000 ("Termination Date/Equipment"), at which time all unpaid principal and interest and other amounts due under the Revolving Loan/Equipment shall be due and payable.

1.3 REVOLVING LOAN/CONSTRUCTION. Bank will loan to Borrower an amount not to exceed FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00), outstanding in the aggregate at any one time to provide interim funding for improvements to Borrower's real property commonly known as (a) the UpRight Facility, Madera California ("Madera Facility"); and (b) the UpRight Facility, Selma, California ("Selma Facility") ("Revolving Loan/Construction"). Borrower may borrow, repay and reborrow all or part of the Revolving Loan/Construction in amounts of not less than ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) in accordance



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with the terms of the Revolving Note/Construction. The Revolving
Loan/Construction shall be evidenced by a promissory note (the "Revolving Note/Construction") on the standard form used by Bank for commercial loans. All borrowings of the Revolving Loan/Construction must be made before June 30, 2000 ("Termination Date/Construction"), at which time all unpaid principal and interest and other amounts due under the Revolving Loan/Construction shall be due and payable.

1.4 FUTURE TERM LOANS. Construction of the Madera Facility and the Selma Facility may be done in one or more phases to be completed on or before the Termination Date/Construction. Upon earlier of the completion of one or more phases of the Madera Facility, the Selma Facility or the Termination Date/Construction; provided that Borrower is in compliance with all terms and conditions of the Loan Documents and no Event of Default has occurred and is continuing, upon request of Borrower, Bank agrees to convert principal of the Revolving Note/Construction in an amount equal to the sum of eighty percent (80%) of the appraised value of the completed improvements and the associated real property which constitute one of more phases of construction to a term loan (together with the Existing Term Loans, each a "Term Loan" and collectively, the "Term Loans"). The proceeds of the Term Loan shall be used first to repay all obligations of Borrower to Bank under the Revolving Note/Construction on or before the Termination Date/Construction. If the proceeds of the Term Loan is not sufficient, for any reason, to satisfy such obligations in full, Borrower shall, without further demand from Bank or additional documentation, satisfy all obligations to Borrower to Bank under the Revolving Loan/Construction no later than the Termination Date/Construction. Each Term Loan shall be evidenced and secured by any and all documents necessary or appropriate in Bank's sole discretion to effectuate this Agreement and the grant, perfection and priority of such documents and Bank's lien position, including without limitation all environmental, real property appraisal, and flood documentation required by law, regulation and Bank policy. Borrower shall reimburse Bank for all costs incurred in connection therewith. Each Term Loan shall also be evidenced by and repayable in accordance with the terms of a promissory note, in form and substance satisfactory to Bank (together with the Existing Term Notes, each a "Term Note" and collectively, the "Term Notes").

1.5 EXISTING TERM LOAN A. Borrower is further obligated to Bank pursuant to the terms of that certain Commercial Promissory Note Secured by Deed of Trust dated as of April 22, 1999, in the original principal amount of $5,800,000.00 ("Existing Term Note A"), executed by Borrower to the order of Bank, the proceeds of which were used to fund the first phase of construction costs for Borrower's Madera Facility. Borrower hereby acknowledges that as of the Closing Date, the outstanding principal indebtedness under Existing Term Note A is $5,741,408.31, and that Existing Term Note A shall continue to evidence Existing Term Loan A.

1.6 EXISTING TERM LOAN B. Borrower is further obligated to Bank pursuant to the terms of that certain Term Note B dated as of May 3, 1999, in the original principal amount of $800,000.00 ("Existing Term Note B", together with Existing Term Note A, each an "Existing Term Note and collectively, the "Existing Term Notes"), executed by Borrower to the order of Bank, the proceeds of which were used to fund the first phase of construction costs for Borrower's Selma Facility. Borrower hereby acknowledges that as of the Closing Date, the outstanding principal indebtedness under Existing Term Note B is $792,600.36, and that Existing Term Note B shall continue to evidence Existing Term Loan B (together with Term Loan A, each an "Existing Term Loan" and collectively, the "Existing Term Loans").

1.7 TERMINOLOGY. The definitions appearing in this Agreement or any supplement or addendum to this Agreement, shall be applicable to both the singular and plural forms of the defined terms:



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        (a)     "Closing Date" means the date of this Agreement.

        (b) "GAAP" means generally accepted accounting principles and practices consistent with those principles and practices promulgated or adopted by the Financial Accounting Standards Board and the Board of the American Institute of Certified Public Accountants, their respective predecessors and successors. Each accounting term used but not otherwise expressly defined herein shall have the meaning given it by GAAP.

        (c) "Loan" shall mean, individually and collectively, all the credit facilities described above.

        (d) "Loan Documents" shall mean all documents executed in connection with this Agreement.

        (e) "Note" shall mean, individually and collectively, all the promissory notes described herein.

1.8 PURPOSE OF LOAN. The proceeds of the Loans shall be used only for purposes set forth in Section 1. of this Agreement; and not directly or indirectly to purchase or carry any margin stock, as defined from time to time by the Board of Governors of the Federal Reserve System in Federal Regulation U.

1.9 INTEREST. The unpaid principal balance of the Loans shall bear interest at the rate or rates provided in each Note.

1.10 BALANCES. Borrower shall maintain its major depository accounts with Bank until the Note and all sums payable pursuant to this Agreement have been paid in full.

1.11 DISBURSEMENT/BANK RECORDS. Upon execution hereof, Bank shall disburse the proceeds of the Loan as provided in Bank's standard form of authorization executed by Borrower. Bank shall enter each amount borrowed and repaid in Bank's records and such entries shall be deemed to be the amount of the Revolving Loan outstanding. Omission of Bank to make any such entries shall not discharge Borrower of its obligation to repay in full with interest all amounts borrowed.

1.12 SECURITY. Prior to any disbursement of the Loan, Borrower shall have executed a security agreement, on Bank's standard form, and a financing statement, suitable for filing in the office of the Secretary of State of the State of California and any other state designated by Bank, granting to Bank a first priority security interest in such of Borrower's property as is described in said security agreement. At Bank's request, Borrower will also obtain executed landlord's and mortgagee's waivers on Bank's form covering all of Borrower's property located on leased or encumbered real property.

                         SECTION 2. CONDITIONS PRECEDENT

Bank shall not be obligated to disburse all or any portion of the proceeds of the Loan unless at or prior to the time for the making of such disbursement, the following conditions have been fulfilled to Bank's satisfaction:

2.1 COMPLIANCE. Borrower shall have performed and complied with all terms and conditions required by this Agreement to be performed or complied with by it prior to or at the date of the



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making of such disbursement and shall have executed and delivered to Bank the
Note and other documents deemed necessary by Bank.

2.2 SUBORDINATION. Certain other obligations of Borrower are and shall be during the term of the Loan subordinated to the repayment of the Loan and all other obligations of Borrower to Bank, pursuant to one or more subordination agreement(s) in favor of Bank executed and delivered by W. R. Carpenter North America, Inc., a Delaware corporation ("Parent").

2.3 AMENDMENTS TO OFFER TO EXCHANGE ITS 10-5/8% SENIOR SUBORDINATED NOTES DUE 2007. Borrower shall have provided Bank with exact copies of all amendments to the Parent's Senior Subordinated Notes, defined in Section 6.7 of this Agreement.

2.4 CONTINUING COMPLIANCE. At the time any disbursement is to be made, there shall not exist any event, condition or act which constitutes an event of default under Section 6 hereof or any event, condition or act which with notice, lapse of time or both would constitute such event of default; nor shall there be any such event, condition, or act immediately after the disbursement were it to be made.

                    SECTION 3. REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants that:

3.1 BUSINESS ACTIVITY. The principal business of Borrower is the manufacturing of portable work platforms.

3.2 AFFILIATES AND SUBSIDIARIES. Borrower is not a majority owner of or in a control relationship with any other business entity.

3.3 AUTHORITY TO BORROW. The execution, delivery and performance of this Agreement, the Note and all other agreements and instruments required by Bank in connection with the Loan are not in contravention of any of the terms of any indenture, agreement or undertaking to which Borrower is a party or by which it or any of its property is bound or affected.

3.4 FINANCIAL STATEMENTS. The financial statements of Borrower, prepared and attested by a responsible financial officer of Borrower as being complete and correct and fairly presenting Borrowers financial condition and the results of Borrower's operations, including both a balance sheet at June 27, 1999, together with supporting schedules, and an income statement for the twelve (12) months then ended, have heretofore been furnished to Bank, and are true and complete and fairly represent the financial condition of Borrower during the period covered thereby, and since that date, there has been no material adverse change in the financial condition or operations of Borrower.

3.5 TITLE. Except for assets which may have been disposed of in the ordinary course of business, Borrower has good and marketable title to all of the property reflected in its financial statements delivered to Bank and to all property acquired by Borrower since the date of said financial statements, free and clear of all liens, encumbrances, security interests and adverse claims except those specifically referred to in said financial statements.

3.6 LITIGATION. There is no litigation or proceeding pending or threatened against Borrower or any of its property which is reasonably likely to affect the financial condition, property or business of Borrower in a materially adverse manner or result in liability in excess of Borrower's insurance coverage.



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3.7     DEFAULT. Borrower is not now in default in the payment of any of its material obligations, and there exists no event, condition or act which constitutes an event of default under Section 6 hereof and no condition, event or act which with notice or lapse of time, or both, would constitute an event of default.

3.8 ORGANIZATION. Borrower is duly organized and existing under the laws of the state of its organization, and has the power and authority to carry on the business in which it is engaged and/or proposes to engage.

3.9 POWER. Borrower has the power and authority to enter into this Agreement and to execute and deliver the Note and all of the other Loan Documents.

3.10 AUTHORIZATION. This Agreement and all things required by this Agreement have been duly authorized by all requisite action of Borrower.

3.11 QUALIFICATION. Borrower is duly qualified and in good standing in any jurisdiction where such qualification is required.

3.12 COMPLIANCE WITH LAWS. Borrower is not in violation with respect to any applicable laws, rules, ordinances or regulations which materially affect the operations or financial condition of Borrower.

3.13 ERISA. Any defined benefit pension plans as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), of Borrower meet, as of the date hereof, the minimum funding standards of Section 302 of ERISA, and no Reportable Event or Prohibited Transaction as defined in ERISA has occurred with respect to any such plan.

3.14 CONTINUING REPRESENTATIONS. These representations shall be considered to have been made again at and as of the date of each disbursement of the Loan and shall be true and correct as of such date or dates.

                        SECTION 4. AFFIRMATIVE COVENANTS

During the term of this Agreement and until its performance of all obligations to Bank, Borrower will, unless Bank otherwise consents in writing:

4.1     USE OF PROCEEDS. Use the proceeds of the Loan only as provided in
Section 1. above.

4.2 PAYMENT OF OBLIGATIONS. Pay and discharge promptly all taxes, assessments and other governmental charges and claims levied or imposed upon it or its property, or any part thereof, provided, however, that Borrower shall have the right in good faith to contest any such taxes, assessments, charges or claims and, pending the outcome of such contest, to delay or refuse payment thereof provided that adequately funded reserves are established by it to pay and discharge any such taxes, assessments, charges and claims.

4.3 MAINTENANCE OF EXISTENCE. Maintain and preserve its existence and assets and all rights, franchises, licenses and other authority necessary for the conduct of its business and will maintain and preserve its property, equipment and facilities in good order, condition and repair. Bank may, at reasonable times, visit and inspect any of the properties of Borrower.

4.4 RECORDS. Keep and maintain full and accurate accounts and records of its operations according to generally accepted accounting principles and will permit Bank to have access



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thereto, to make examination and photocopies thereof, and to make audits during regular business hours. Costs for such audits shall be paid by Borrower.

4.5 INFORMATION FURNISHED. Furnish to Bank, in form and substance satisfactory to Bank:

        (a) Within forty-five (45) days after the close of each fiscal quarter of each fiscal year, its unaudited balance sheet as of the close of such fiscal quarter, its unaudited income and expense statement with supportive schedules and statement of retained earnings for that fiscal quarter, prepared in accordance with GAAP.

        (b) Within one hundred twenty (120) days after the close of each fiscal year, a copy of its statement of financial condition including at least its balance sheet as of the close of such fiscal year, its income and expense statement and retained earnings statement for such fiscal year, examined and prepared on an audited basis by independent certified public accountants selected by Borrower and satisfactory to Bank, in accordance with GAAP.

        (c) Within forty-five (45) days after the close of each fiscal quarter of each fiscal year, and, if requested by Bank more often, at the time so requested, a statement executed by Borrower showing the aging and reconciliation of Borrower's accounts receivable and collections as of the end of such period, or as of the date requested.

        (d) Within forty-five (45) days after the close of each fiscal quarter of each fiscal year, and, if requested by Bank more often, at the time so requested, a statement executed by Borrower showing the aging of Borrower's accounts payable as of the last day of such period, or as of the date requested.

        (e) Within fifteen (15) days after the close of each month, a statement showing the individual dollar amount of Borrower's accounts receivable related to each Consolidator. "Consolidator" one of Borrower's clients receiving extended terms and price concessions, whose accounts receivable may be sold to factors whose agreements are approved by Bank under Section 5.2 of this Agreement ("Designated Factors").

        (f) Within fifteen (15) days after the close of each month, a statement showing the terms and dollar amount of accounts receivable of Borrower's accounts receivable sold to Designated Factors.

        (g) Promptly, but no later than forty-five (45) days after the close of each fiscal quarter, a statement executed by Borrower showing Borrower's inventory, including work in process, raw materials, finished goods and back log of contracts (and upon request by Bank which shall identify each contract, include original contract amount, amounts billed to date, retainage and other relevant information as of the close of such period) as of the close of such period.

        (h) Within one hundred twenty (120) days after the close of each fiscal year, Borrower shall deliver or cause to be delivered to Bank a complete copy of Parent's annual financial statement.

        (i) As soon as available, copies of such financial statements as Borrower may file with any state or federal agency, and within 30 days after filing, copies of all federal income tax returns.



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        (j)     Such other financial statements and information as Bank may reasonably request from time to time.

        (k) In connection with each financial statement provided hereunder, a statement executed by the president, chief financial officer or general manager of Borrower, certifying that no default has occurred and after due inquiry and consultation with counsel, to the best of Borrower's knowledge, no event exists which with notice or the lapse of time, or both, would result in a default hereunder.

        (l) In connection with each fiscal year-end statement required hereunder, promptly upon request of Bank, any management letter of Borrower's or Parent's certified public accountants.

        (m) Within forty five (45) days after each fiscal quarter, a certification of compliance with all covenants under this Agreement, executed by Borrower's chief financial officer or other duly authorized of Borrower.

        (n) Prompt written notice to Bank of all events of default under any of the terms or provisions of this Agreement or of any other agreement, contract, document or instrument entered, or to be entered into with Bank; and of any litigation which, if decided adversely to Borrower, would have a material adverse effect on Borrower's financial condition; and of any other matter which has resulted in, or is likely to result in, a material adverse change in its financial condition or operations.

        (o) Prior written notice to Bank of any changes in Borrower's officers and other senior management; Borrower's name; and location of Borrower's assets, principal place of business or chief executive office.

        (p) Within thirty (30) days after the effective date thereof, a copy of all amendments to the Senior Subordinated Notes, as defined in
        Section 6.7 of this Agreement.

        (q) Within thirty (30) days after the effective date thereof, a copy of (i) all contracts between Borrower and any designated factor, or (ii) any amendment thereto.

4.6     FINANCIAL COVENANTS.  At all times maintain:

        (a) A ratio of current assets to current liabilities of at least (a) 1.1:1.0 through December 31, 1999; and (ii) thereafter 1.2:1.0. In the calculation of compliance with this ratio, the principal amount outstanding from time to time under the Revolving Loan/Equipment and Revolving Loan/Construction shall not be deemed to be current liabilities.

        (b) A ratio of total liabilities to Tangible Net Worth of not greater than 3.0:1.00. "Tangible Net Worth" means net worth increased by indebtedness of Borrower subordinated to Bank and decreased by patents, licenses, trademarks, trade names, goodwill and other similar intangible assets, organizational expenses, and monies due from affiliates (including officers, shareholders and directors) and excluding trade account receivables from affiliates that are not paid by the affiliate account debtor within ninety (90) days of its due date.

        (c) A ratio of EBITDA to CPLTD of at least 1.20:1:0. "EBITDA" means earnings before interest, taxes, depreciation and amortization. "CPLTD" means the sum of that portion of term obligations (including lease obligations) coming due during the 12 months



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        preceding the date of calculation, plus interest and dividends. In the calculation of compliance with this covenant EBITDA and interest and dividends paid shall be measured for the previous four (4) rolling quarters.

4.7 INTERCREDITOR AGREEMENTS. (a) Deliver to Bank exact copies of all agreements with all factors and leasing companies doing business with Borrower, and as approved by Bank under Section 5.2 of this Agreement ("Creditors") and all amendments thereto; and (b) Deliver, acknowledge or execute, as required by Bank, all intercreditor or subordination agreements with Creditors, in form and substance satisfactory to Bank.

4.8 INSURANCE. Keep all of its insurable property, real, personal or mixed, insured by companies and in amounts approved by Bank against fire and such other risks, and in such amounts, as is customarily obtained by companies conducting similar business with respect to like properties. Borrower will furnish to Bank statements of its insurance coverage, will promptly furnish other or additional insurance deemed necessary by and upon request of Bank to the extent that such insurance may be available and hereby assigns to Bank, as security for Borrower's obligations to Bank, the proceeds of any such insurance. Prior to any disbursement of the Loan, Bank will be named loss payee on all policies insuring collateral. Borrower will maintain adequate worker's compensation insurance and adequate insurance against liability for damage to persons or property. All policies shall require at least ten (10) days' written notice to Bank before any policy may be altered or canceled.

4.9 ADDITIONAL REQUIREMENTS. Promptly, upon demand by Bank, take such further action and execute all such additional documents and instruments in connection with this Agreement as Bank in its reasonable discretion deems necessary, and promptly supply Bank with such other information concerning its affairs as Bank may request from time to time.

4.10 LITIGATION AND ATTORNEYS' FEES. Pay promptly to Bank upon demand, reasonable attorneys' fees (including but not limited to the reasonable estimate of the allocated costs and expenses of in-house legal counsel and legal staff) and all costs and other expenses paid or incurred by Bank in collecting, modifying or compromising the Loan or in enforcing or exercising its rights or remedies created by, connected with or provided for in this Agreement or any of the Loan Documents, whether or not an arbitration, judicial action or other proceeding is commenced. If such proceeding is commenced, only the prevailing party shall be entitled to attorneys' fees and court costs.

4.11 BANK EXPENSES. Pay or reimburse Bank for all costs, expenses and fees incurred by Bank in preparing and documenting this Agreement and the Loan, and all amendments and modifications thereof, including but not limited to all filing and recording fees, costs of appraisals, insurance and attorneys' fees, including the reasonable estimate of the allocated costs and expenses of in-house legal counsel and legal staff.

4.12 REPORTS UNDER PENSION PLANS. Furnish to Bank, as soon as possible and in any event within 15 days after Borrower knows or has reason to know that any event or condition with respect to any defined benefit pension plans of Borrower described in Section 3 above has occurred, a statement of an authorized officer of Borrower describing such event or condition and the action, if any, which Borrower proposes to take with respect thereto.

                          SECTION 5. NEGATIVE COVENANTS

During the term of this Agreement and until the performance of all obligations to Bank, Borrower will not, without the prior written consent of Bank:



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5.1     ENCUMBRANCES AND LIENS. Create, assume or suffer to exist any mortgage, pledge, security interest, encumbrance, or lien (other than for taxes not delinquent and for taxes and other items being contested in good faith) on property of any kind, whether real, personal or mixed, now owned or hereafter acquired, or upon the income or profits thereof, except to Bank and except for minor encumbrances and easements on real property which do not affect its market value, and except for existing liens on Borrower's personal property and future purchase money security interests encumbering only the personal property purchased.

5.2 BORROWINGS/TRANSFERS. Sell, discount our otherwise transfer any account receivable or note, or draft or other evidence of indebtedness, except to Bank or a Creditor under the terms of an agreement which is in form and substance satisfactory to Bank. After the date of this Agreement, Borrower will not borrow any money, become contingently liable to borrow money, nor enter into any agreement to directly or indirectly obtain borrowed money, other than pursuant to agreements made with Bank, except for indebtedness secured only by Borrower's commercial real property, not to exceed FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00) for the purpose of acquisition of or improvements to commercial real property; and except for indebtedness secured only by Borrower's plant and equipment, not to exceed FIFTEEN MILLION EIGHT HUNDRED THOUSAND AND NO/100 DOLLARS ($15,800,000.00) for the purpose of acquisition of gross fixed or capital assets, in the aggregate at any time.

5.3 AMENDMENT(S) TO FACTOR AGREEMENT(S). Agree to or permit any amendment or modification to any agreement with any Designated Factor which would affect the monies to be paid to Bank in connection therewith without the prior written consent of Bank.

5.4 SALE OF ASSETS, LIQUIDATION OR MERGER. Neither liquidate, dissolve, enter into any consolidation, merger, partnership or other combination; nor convey, sell or lease all or the greater part of its assets or business; nor purchase or lease all or the greater part of the assets or business of another; except in respect to acquisitions funded by the proceeds of bonds issued by Borrower's Parent not to exceed the aggregate sum of $15,000,000.00, outstanding at any one time.

5.5 LOANS, ADVANCES AND GUARANTIES. Except in the ordinary course of business as currently conducted, make any loans or advances, become a guarantor or surety, pledge its credit or properties in any manner or extend credit.

5.6 INVESTMENTS. Purchase the debt or equity of another person or entity except for savings accounts and certificates of deposit of Bank, direct U.S. Government obligations and commercial paper issued by corporations with the top ratings of Moody's or Standard & Poor's, provided all such permitted investments shall mature within one year of purchase.

5.7 RETIREMENT OF STOCK. Acquire or retire any share of its capital stock for value.

5.8 PARENT AND SUBSIDIARY PROPERTY. Transfer any property to its parent or any affiliate of its parent, except for value received in the normal course of business as business would be conducted with an unrelated or unaffiliated entity. In no event shall management fees or fees for services be paid by Borrower to any such direct or indirect affiliate without Bank's prior written approval.

5.9 LIMITATION OF CAPITAL EXPENDITURES/LEASES. Except as otherwise provided in the Agreement, expend or be committed to expend any monies for the acquisition of gross fixed or capital assets during any financial reporting year; or for the lease or rental of real or personal property during any financial reporting year.



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                          SECTION 6. EVENTS OF DEFAULT

The occurrence of any of the following events ("Events of Default") shall terminate any obligation on the part of Bank to make or continue the Loan and automatically, unless otherwise provided under the Note, shall make all sums of interest and principal and any other amounts owing under the Loan immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or any other notices or demands:

6.1 Borrower shall default in the due and punctual payment of the principal of or the interest on any Note or any of the other Loan Documents.

6.2     Any default shall occur under any Note.

6.3 Borrower shall default in the due performance or observance of any covenant or condition of the Loan Documents, or any agreement with any factor or consolidator.

6.4 Any subordination agreement required hereunder is breached or becomes ineffective, or any subordinating creditor, disavows or attempts to revoke or terminate such subordination agreement.

6.5 There is a change in ownership or control of ten percent (10%) or more of the issued and outstanding stock of Borrower.

6.6 Parent shall have failed to add TEN MILLION AND NO/100 DOLLARS ($10,000,000.00) in cash or cash equivalents to Borrower's equity prior to November 1, 1999.

6.7 Any Default or Event of Default shall occur under that certain Offer to Exchange Parent's 10-5/8% Senior Subordinated Notes due 2007, dated October 27, 1997, as amended from time to time, an exact copy of which has been delivered to Bank ("Senior Subordinated Notes").

                       SECTION 7. MISCELLANEOUS PROVISIONS

7.1 ADDITIONAL REMEDIES. The rights, powers and remedies given to Bank hereunder shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Bank by law against Borrower or any other person, including but not limited to Bank's rights of setoff or banker's lien.

7.2 NONWAIVER. Any forbearance or failure or delay by Bank in exercising any right, power or remedy hereunder shall not be deemed a waiver thereof and any single or partial exercise of any right, power or remedy shall not preclude the further exercise thereof. No waiver shall be effective unless it is in writing and signed by an officer of Bank.

7.3 INUREMENT. The benefits of this Agreement shall inure to the successors and assigns of Bank and the permitted successors and assignees of Borrower, and any assignment of Borrower without Bank's consent shall be null and void.

7.4 APPLICABLE LAW. This Agreement and all other agreements and instruments required by Bank in connection therewith shall be governed by and construed according to the laws of the State of California.

7.5 SEVERABILITY. Should any one or more provisions of this Agreement be determined to be illegal or unenforceable, all other provisions nevertheless shall be effective.

7.6 CONSTRUCTION. The section and subsection headings herein are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

7.7 AMENDMENTS. This Agreement may be amended only in writing signed by all parties hereto.

7.8 COUNTERPARTS. Borrower and Bank may execute one or more counterparts to this Agreement, each of which shall be deemed an original.

7.9 NOTICES. Any notices or other communications provided for or allowed hereunder shall be effective only when given by one of the following methods and addressed to the respective party at its address given with the signatures at the end of this Agreement and shall be considered to have been validly given:
(a) upon delivery, if delivered personally; (b) upon receipt, if mailed, first class postage prepaid, with the United States Postal Service; (c) on the next business day, if sent by overnight courier service of recognized standing; and
(d) upon telephoned confirmation of receipt, if telecopied.

7.10 The addresses to which notices or demands are to be given may be changed from time to time by notice delivered as provided above.

7.11 INTEGRATION CLAUSE. Except for documents and instruments specifically referenced herein, this Agreement constitutes the entire agreement between Bank and Borrower regarding the Loan and all prior communications verbal or written between Borrower and Bank shall be of no further effect or evidentiary value.

THIS AGREEMENT is executed on behalf of the parties by duly authorized officers as of the date first above written.



                            INTENTIONALLY LEFT BLANK



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

UPRIGHT, INC., a California corporation     UNION BANK OF CALIFORNIA, N.A.

By: /s/ Barris J. Evulich
   --------------------------------

Title: V.P.
      ------------------------------

                                            By: /s/ Phil Lacey
                                               ---------------------------------

                                            Title: Vice President
                                                  ------------------------------
Address for Notice to Borrower:

                                            Address for Notice to Bank:

1775 Park Street
Selma, California 93662                     7108 North Fresno Street, Suite 200
Attn:______________________________         Fresno, California 93720
Telephone No. (___) _______________         Attn:  Phil Lacey, Vice President
FAX No. (___) _____________________         Telephone No. (559) 436-2739
                                            FAX No. (559) 436-2713

Acknowledged:

W. R. Carpenter North America, Inc.

By:
   ---------------------------------

Title:
      ------------------------------




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